Exhibit 11.1

Consent of Independent Auditor

We hereby consent to the use of our independent auditor’s report, dated May 15, 2026, on the financial statements of Bequest Bonds I, Inc. for the years ended December 31st, 2025 and 2024, in Bequest Bonds I, Inc.’s Regulation A Annual Report on Form 1-K.

Columbus, Ohio

Date: May 22, 2026

HILL, BARTH & KING LLC | 1500 LAKE SHORE DRIVE, SUITE 120 | COLUMBUS, OH 43204 | TEL 614-228-4000 | FAX 614-228-4040 | HBKCPA.COM